SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934

                                 AMENDMENT NO. 3


                                 CRIIMI MAE INC.
             (Exact name of registrant as specified in its charter)

         Maryland                                       52-1622022
   (State or other jurisdiction                     (I.R.S. Employer
of incorporation or organization)                  Identification No.)


       11200 Rockville Pike
       Rockville, Maryland                               20852
(Address of principal executive offices)              (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

  Title of each class                     Name of each exchange on which
  to be so registered                     each class is to be registered
  -------------------                     ------------------------------
Preferred Stock Purchase Rights               New York Stock Exchange



Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of Class)

Explanatory Note: This Amendment No. 3 amends the Registration Statement on
Form 8-A of CRIIMI MAE Inc. (the "Company") filed with the Securities and Exchange Commission ("SEC") on January 25, 2002, as amended by Amendment No. 1 and Amendment No. 2 thereto filed with the Securities and Exchange Commission on June 13, 2002 and November 15, 2002, respectively (as so amended, the "Registration Statement") made in connection with the Company's listing of the Preferred Stock Purchase Rights on the New York Stock Exchange.

     This Amendment No. 3 is being filed to provide notice that the Board of Directors of CRIIMI MAE Inc., pursuant to its authority under Section 3(a) of that certain Rights Agreement, as amended, between the Company and the Registrar and Transfer Company, as Rights Agent (the "Rights Agreement"), by Unanimous Written Consent effective as of January 3, 2003, has determined, in connection with the various written proposals submitted and public announcements made by ORIX Capital Markets, L.L.C. ("ORIX") to acquire all of the Company's issued and outstanding shares of common stock (as such proposals may be amended from time to time, the "ORIX Stock Purchase Proposals"), it is in the best interest of the Corporation and its shareholders to determine the Distribution Date, under
Section 3(a) of the Rights Agreement, without reading the language pertaining to the first public announcement of the intention of any Person to commence a tender or exchange offer, as with respect to the ORIX Stock Purchase Proposals. All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

Item 1.  Description of Securities to be Registered

     The first sentence of Section 3(a) of the Rights Agreement defines "Distribution Date" as "the earlier of (i) the close of business on the tenth day after the Shares Acquisition Date (or, if the tenth day after the Shares Acquisition Date occurs before the Record Date, the close of business on the Record Date), or (ii) the close of business on the tenth business day (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) of, or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) to commence, a tender or exchange offer within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, the consummation of which would result in any Person becoming the Beneficial Owner of Common Shares aggregating 5% or more of the then outstanding Common Shares".

     By Unanimous Written Consent, effective as of January 3, 2003, the Board of Directors authorized and directed the Company, as with respect to the ORIX Stock Purchase Proposals, for purposes of clause (ii) of the first sentence of Section 3(a) of the Rights Agreement to determine the Distribution Date to be read without the following language: ", or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) to commence,".

     The foregoing description of the Rights Agreement is qualified in its entirety by reference to the full text of (a) the Rights Agreement, which is attached as Exhibit 4 to the Registration Statement and incorporated herein by reference, (b) the Amended and Restated First Amendment to Rights Agreement attached as Exhibit 4.1 to the Form 8-A/A filed by the Company on June 13, 2002, and incorporated herein by reference, and (c) the Second Amendment to Rights Agreement as Exhibit 4.2 to the Form 8-A/A filed by the Company on November 15, 2002, and incorporated herein by reference.






                            [Signature Page Follows]

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                 CRIIMI MAE INC.



                                 /s/David B. Iannarone
                                 ----------------------------------
                                 Name:   David B. Iannarone
                                 Title:  Executive Vice President



Dated: January 6, 2003